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                                                                     EXHIBIT 5.1

August 30, 1999

Avis Rent A Car, Inc.
900 Old Country Road
Garden City, NY 11530

Ladies and Gentlemen:

    We have acted as special counsel to Avis Rent A Car, Inc. (the "Company") in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of $500 million aggregate principal amount of 11% Senior Subordinated Notes due 2009 of the Company (the "New Notes") to be offered and issued by the Company and guaranteed by Avis Rent A Car System, Inc., Avis International, Ltd., Avis Management Services, Ltd., Avis Caribbean, Limited, Avis Asia and Pacific, Limited, Avis Enterprises, Inc., Avis Service, Inc., Avis Lube, Inc., Avis Leasing Corporation, Rent-A-Car Company, Incorporated, Reserve Claims Management Co., Avis Fleet Leasing and Management Corporation, PHH Vehicle Management Services LLC, Dealers Holdings, Inc., Williamsburg Motors, Inc., Edenton Motors, Inc., Wright Express LLC, PHH Canadian Holdings, Inc., PHH Deutschland, Inc., PHH/Paymentech LLC, FAH Company, Inc. (collectively, the "Subsidiary Guarantors), under an Indenture dated as of June 30, 1999 by and among the Company, the Subsidiary Guarantors and The Bank of New York, as Trustee (the "Indenture").

    Upon the basis of the foregoing, we are of the opinion that, upon issuance thereof in the manner described in the Registration Statement, the New Notes will be valid and binding obligations of the Company and will be entitled to the benefits of the Indenture, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law). Additionally, upon issuance of the New Notes in the manner described in the Registration Statement, the New Notes will constitute valid and binding obligations of the Subsidiary Guarantors, respectively, and will be entitled to the benefits of the Indenture, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization and by general equitable principles (regardless of whether the issue of enforceability is considered on a proceeding in equity or at law).

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus which is part of the Registration Statement.

                                          Very truly yours,

                                          /s/ White & Case LLP

TBG:PA:MO:AI